Exhibit 99.1

Worldspan Selected by United Airlines as Preferred Distribution
Channel and Signs New Five-Year Content Agreement

ATLANTA, April 13, 2006—Global travel technology leader Worldspan, L.P. and United Airlines, one of the world’s largest airlines, today announced that they have signed a new five-year content distribution agreement designating Worldspan as a preferred distribution channel.

In conjunction with the agreement, Worldspan has developed two new optional products to introduce into the marketplace. Through this new agreement, agencies will have the opportunity to access United Airlines’ comprehensive published fares and seat inventory. This includes all published fares that the airline sells through United.com, any third party website or other distribution system, as well as private fares, where applicable. This new agreement is expected to be implemented in the next six months.

“We’re extremely pleased to partner with Worldspan to provide our valued customers with long-term access to United’s fares and seat inventory,” said Doug Leo, vice president of revenue management for United Airlines. “This agreement represents an integral part of our sales and distribution strategy to achieve reliability, flexibility and cost-efficiency.”

“We are delighted to partner with United Airlines in distributing their products and services,” said Rakesh Gangwal, chairman, president and chief executive officer for Worldspan. “Our ongoing success in signing these important content distribution agreements with various airlines underscores Worldspan’s commitment to provide critical content on a long-term basis to our valued travel agencies.”

United Airlines is a Worldspan Airline Source® participant, the highest level of connectivity for airlines worldwide through the Worldspan GDS.

About United

United Airlines (NASDAQ:UAUA) operates more than 3,400 flights a day on United, United Express and Ted to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United is also a founding member of Star Alliance, which provides connections for our customers to 790 destinations in 138 countries worldwide. United’s 57,000 employees reside in every U.S. state and in many countries around the world. News releases and other information about United can be found at the company’s Web site at united.com.

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About Worldspan L.P.

Worldspan is a leader in travel technology services for travel suppliers, travel agencies, e-commerce sites and corporations worldwide. Utilizing some of the fastest, most flexible and efficient networks and computing technologies, Worldspan provides comprehensive electronic data services linking approximately 800 travel suppliers around the world to a global customer base. Worldspan offers industry-leading Fares and Pricing technology such as Worldspan e-Pricing®, hosting solutions, and customized travel products. Worldspan enables travel suppliers, distributors and corporations to reduce costs and increase productivity with technology like Worldspan Go!® and Worldspan Trip Manager® XE. Worldspan is headquartered in Atlanta, Georgia. Additional information is available at worldspan.com.

Statements in this release and any exhibits hereto which are not purely historical facts, including statements about forecasted financial projections or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Worldspan, L.P. (“the Company”) on the date this release was submitted. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to:  the Company’s revenue being highly dependent on the travel and transportation industries; airlines limiting their participation in travel marketing and distribution services; airlines altering their content or changing the pricing of such content; or other changes within, or that may affect the travel industry or the Company. More information on potential risks and uncertainties is available in the Company’s recent filings with the Securities and Exchange Commission, including the Company’s annual Form 10-K report, Forms 10-Q, Forms 8-K and Form S-4.

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MEDIA CONTACTS:

Worldspan: Erin Hadaway, 770-563-6545, erin.hadaway@worldspan.com

United Worldwide Press Office:  +1.847.700.5538 (days), +1.847.700.4088
(nights/weekends)